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                                                                    Exhibit (9D)




                             SELECT ADVISORS TRUST A
                             AMENDMENT NO. 1 TO THE
                                SPONSOR AGREEMENT


         AMENDMENT, dated as of January 1, 1995 between SELECT ADVISORS TRUST A, a Massachusetts business trust (the "Trust"), and TOUCHSTONE ADVISORS, INC., a Ohio corporation ("Touchstone"),

         WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act");

         WHEREAS, the Trust has engaged Touchstone to sponsor, provide certain management services with respect to each series of the Trust (each a "Fund") pursuant to the Sponsor Agreement dated as of September 9, 1994 (the "Agreement") between the Trust and Touchstone; and

         WHEREAS, the Trust and Touchstone wish to amend the Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as set forth in the Agreement and herein, acting pursuant to Section 9 of the Agreement, the Trust and Touchstone hereby amend Section 5 of the Agreement as follows:

                           5. OPERATING EXPENSE WAIVERS OR REIMBURSEMENT.
             Touchstone shall waive all of a portion of its fee pursuant to this Sponsor Agreement and/or reimburse a portion of the operating expenses (including amortization of organization expense but excluding interest, taxes, brokerage commissions and other portfolio transaction expenses, capital expenditures and extraordinary expenses) ("Expenses") of each Fund of the Trust such that after such reimbursement the aggregate Expenses of the Fund and the corresponding investment company in which the Fund invests all of its investable assets (the "Corresponding Portfolio") shall be equal on an annual basis to the following percentages of the average daily net assets of the Fund for the Fund's then-current fiscal year: Emerging Growth Fund A, 1.50%; International Equity Fund A, 1.60%; Growth & Income Fund A, 1.30%; Balanced Fund A, 1.35%; Income Opportunity Fund A, 1.20%; Bond Fund A, 0.90%; Standby Income Fund, 0.75%; and Municipal Bond Fund A, 1.05%.

                  Touchstone's obligations in this Section 5 may be terminated, with respect to any Fund, by Touchstone as of the end of any calendar quarter after December 31, 1995, upon at least 30 days prior written notice to the Trust (an "Expense Cap Termination").

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of January 1, 1995. The undersigned has executed this Agreement not individually, but as an officer under the Trust's Declaration of Trust, and the obligations of this Amendment are not binding upon the Trust's Trustees, its officers, or investors in the Funds individually, but bind only the Trust estate.


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                              SELECT ADVISORS TRUST A


                              By /s/ Edward G. Harness, Jr.
                                 ----------------------------------------------
                                 Name: Edward G. Harness, Jr.
                                 Title: President and Chief Executive Officer




                              TOUCHSTONE ADVISORS, INC.


                              By /s/ Jill T. McGruder
                                 ----------------------------------------------
                                 Name: Jill T. McGruder
                                 Title: Executive Vice President